UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
May 5, 2016
Date of Report (Date of earliest event reported)

SHAKE SHACK INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36823	47-1941186
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

24 Union Square East, 5th Floor New York, New York	10003
(Address of principal executive offices)	(Zip Code)

(646) 747-7200
(Registrant's telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Employment Agreement
 On May 5, 2016 (the “Effective Date”), Shake Shack Inc. (the “Shake Shack”) and SSE Holdings, LLC (“Partnership”, together with Shake Shack, the “Company”) entered into an employment agreement (the “Employment Agreement”) with Ronald Palmese, Jr., the Company’s Vice President, General, Counsel, and Corporate Secretary. Mr. Palmese is a Named Executive Officer for the fiscal year ended December 30, 2015.
The term of Mr. Palmese’s employment will be three years from the Effective Date, subject to automatic one-year extensions; provided, that neither party provides written notice of non-extension within 90 days of the expiration of the then-current term. Mr. Palmese will receive an annual base salary of $250,000 and will be eligible to receive an annual performance-based cash bonus upon the attainment of individual and Company performance goals established by our board of directors or the compensation committee. The amount of the annual performance-based cash bonus that may be received by Mr. Palmese upon attainment of target performance for any fiscal year will be 25% of base salary, and the maximum amount of the annual performance-based cash bonus that may be received by Mr. Palmese for any fiscal year will be 40% of base salary. Under the Employment Agreement, Mr. Palmese also will be eligible for annual equity awards, the form and terms of which will be determined by our board of directors or the compensation committee in its discretion.
The Employment Agreement provides for severance upon a termination by the Company without cause or by Mr. Palmese for good reason, in each case, subject to the execution and non-revocation of a waiver and release of claims by Mr. Palmese. Upon a termination of employment by the Company without cause or by Mr. Palmese for good reason, Mr. Palmese will be entitled to severance consisting of (a) continued base salary through the first anniversary of the termination of his employment, (b) a prorated annual cash bonus for the year of termination based on actual individual and Company performance, (c) accelerated vesting of a prorated portion of the annual equity awards that would have next vested following the date of termination, absent such termination, such portion to be based on the number of full (not partial) fiscal months elapsed during the twelve-month period between the previous vesting date or, if none, the award date, and the date of termination, and (d) reimbursement of COBRA premiums such that the cost of coverage is equal to the cost for then current employees for a period of up to 12 months.
Pursuant to the Employment Agreement, Mr. Palmese will be subject to certain non-competition and non-solicitation restrictions for a twelve-month period after termination of employment. During the restricted period, Mr. Palmese may not compete, directly or indirectly, with the Company in the business of developing, managing, and/or operating of (a) "better burger" restaurants, (b) "quick service" or "fast food" restaurants with an emphasis on hamburgers, or (c) "fast casual" restaurants. No severance payments or benefits described above shall be paid following the first date that Mr. Palmese violates his restrictive covenants; provided that, if employment is terminated by the Company without cause or by Mr. Palmese for good reason, Mr. Palmese may compete in the "fast casual" restaurant business during the restricted period without violating the Employment Agreement but he will not receive any severance after the date that he began to compete in the "fast casual" restaurant business.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shake Shack Inc.
(Registrant)

	By:	/s/ Jeff Uttz
Jeff Uttz
Date: May 9, 2016		Chief Financial Officer